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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Johnson Controls, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Johnson Controls, Inc.
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, Wisconsin 53201-0591

Notice of 2005

Annual Meeting
and Proxy Statement

Date of Notice December 3, 2004

NOTICE OF THE 2005

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Johnson Controls, Inc. will be held on Wednesday, January 26, 2005, at 11:00 A.M. EST, at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. The proposals to be voted on at the Annual Meeting are as follows:

1.	The election of four directors:

Natalie A. Black
Robert A. Cornog
William H. Lacy
Stephen A. Roell

2.	Approval of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors recommends a vote FOR items 1 and 2. The Board or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.

If you were a shareholder of record at the close of business on November 18, 2004, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact:

Shareholder Services

Johnson Controls, Inc.
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, WI 53201-0591
(414) 524-2363

By Order of the Board of Directors

Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53201-0591

December 3, 2004

Dear Shareholder:

The Johnson Controls Annual Shareholders’ Meeting will be convened on Wednesday, January 26, 2005, at 11:00 A.M. EST at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. The enclosed notice of meeting and proxy statement details the business to be conducted. Given the availability of management presentations to investors on the Internet throughout the year, the management presentation will be brief.

We are pleased to once again offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of this notice, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

John M. Barth
Chairman, Chief Executive Officer and President

*	Agenda items for the Annual Meeting

QUESTIONS AND ANSWERS

Q:             What am I voting on?

A:	You are voting on TWO proposals:

1.	Election of four directors for a term of three years:

                     Natalie A. Black
                     Robert A. Cornog
                     William H. Lacy
                     Stephen A. Roell

2.	Approval of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005.

Q:             What are the voting recommendations of the Board?

A:	The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the directors;
•	FOR PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005;

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the Board or proxy holders will vote for a person whom they believe will carry out our present policies.

Q:             Who can vote?

A:	You can vote at the Annual Meeting if you were a shareholder of record as of the close of business on November 18, 2004. If you hold the Company’s Common stock, CUSIP No. 478366107, then you are entitled to one vote per share. There is no cumulative voting.

Q:             How do I vote?

A:	There are four ways to vote:

•	by Internet at http://www.eproxy.com/jci/. We encourage you to vote this way as it is the most cost-effective method;
•	by toll-free telephone at 1-800-560-1965;
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Q:             What is the effect of not voting?

A:	It will depend on how your share ownership is registered.

•	If you own shares as a Registered Holder and do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.
•	If you own shares in “street name” through a broker and do not vote, then your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may vote your shares in its discretion on “routine matters.” The Company believes that proposals 1 and 2 are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished.
•	If you own shares through a Johnson Controls retirement or employee savings and investment plan [401(k)], and you do not direct the trustee of the 401(k) plan to vote your shares, or if the trustee does not receive your proxy card by January 20, 2005, then the trustee will vote the shares credited to your account in the same proportion as the voting shares for which the trustee receives direction from other participants.
•	Further, if you hold the Company’s Common stock, and you sign and return a proxy card for your shares but you do not indicate a voting direction, then the shares you hold will be voted FOR all nominees listed in proposal 1 and FOR proposal 2, and, in the discretion of the proxies, upon such other matters which may properly come before the meeting or any adjournments thereof.

Q:             Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	notifying Jerome D. Okarma, Vice President, Secretary and General Counsel, by written revocation letter addressed to the Milwaukee address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

Q:             What vote is required to approve each proposal?

A:	The four director nominees receiving the greatest number of votes will be elected. Provided a quorum is present, the approval of PricewaterhouseCoopers LLP as the independent auditors for fiscal year 2005 requires an affirmative majority vote.

Q:             Is my vote confidential?

A:	Yes. Only the election inspectors and certain individuals, independent of Johnson Controls, Inc., who help with the processing and counting of the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company.

Q:             Who will count the vote?

A:	Wells Fargo Bank, N.A. will count the vote. Its representatives will serve as the inspectors of the election.

Q:             What shares are covered by my proxy card?

A:	The shares covered by your proxy card represent the shares of Johnson Controls stock you own that are registered with the Company and its transfer agent, Wells Fargo Bank, N.A. Additionally, employees of the Company who have shares credited to Johnson Controls employee retirement and savings and investment plans [401(k)] are also covered by your proxy card. The trustee of these plans will vote these shares as directed.

Q:             What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder services, we encourage you to have all your non-broker account shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397.

Q:             Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 18, 2004, can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first arrival basis.

Q:             What do I need to attend the Annual Meeting?

A:	To attend the Annual Meeting, please follow these instructions:

•	To enter the Annual Meeting, bring your proof of ownership of Johnson Controls stock and a form of identification; or
•	If a broker or other nominee holds your shares, bring proof of your ownership of Johnson Controls stock through such broker or nominee and a form of identification.

Q:             Will there be a management presentation at the Annual Meeting?

A:	A brief management presentation will be given at the Annual Meeting.

Q:             Can I bring a guest?

A:	Seating availability at the Annual Meeting is limited.

Q:             What is the quorum requirement of the Annual Meeting?

A:	A majority of the outstanding shares on November 18, 2004 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast “FOR” or “AGAINST” either of the proposals. On the record date, 190,857,518 shares of our Common stock were outstanding.

Q:             How much did this proxy solicitation cost?

A:	The Company will primarily solicit proxies by mail and will cover the expense of such solicitation. Georgeson Shareholder Communications Inc. will help us solicit proxies from all brokers and nominees at a cost of $10,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Q:             How do I recommend someone to be considered as a director for the 2006 Annual Meeting?

A:	You may recommend for nomination as a director any person by writing to Jerome D. Okarma, Vice President, Secretary and General Counsel of the Company. Your letter must include your intention to recommend a person for nomination as a director and include the candidate’s name, biographical data, and qualifications. In order to recommend a person for nomination as a director for the 2006 Annual Meeting, the Company’s By-Laws require that shareholders send written notice no sooner than September 19, 2005, and no later than October 19, 2005. All submissions from shareholders are reviewed by the Corporate Governance Committee. The Corporate Governance Committee will determine whether the candidate is qualified to serve on the Board of Directors of Johnson Controls, Inc. by evaluating the candidate using the criteria contained under the “Director Qualifications and Selection” section of the Corporate Governance Guidelines. Alternatively, any record shareholder at the time of notice who is entitled to vote at the Annual Meeting may nominate a person for director by writing to Jerome D. Okarma and providing the required information within the notice period, as described above. A copy of the Corporate Governance Guidelines is provided at the Company’s website at http://www.johnsoncontrols.com/ corpvalues/ governance.htm, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number provided in the Questions and Answers section of this proxy statement.

Q:             When are shareholder proposals due for the 2006 Annual Meeting?

A:	Shareholder proposals must be received by the Company, pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, by August 5, 2005, to be included in the Company’s proxy materials for the 2006 Annual Meeting.

Q:             What are the requirements for presenting information other than by a shareholder’s proposal at the 2006 Annual Meeting?

A:	A shareholder who intends to present information at the 2006 Annual Meeting other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, must comply with the requirements set forth in the Company’s By-Laws. Among other things, a shareholder must give written notice of the intent to present information before the Annual Meeting to the Company not less than 45 days and not more than 75 days prior to the month and day in the current year corresponding to the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting. Therefore, since the Company anticipates mailing its proxy statement on December 3, 2004, the Company must receive notice of shareholder intent to present information before the Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, no sooner than September 19, 2005, and no later than October 19, 2005.

If the notice is received after October 19, 2005, then the notice will be considered untimely and the Company is not required to present the shareholder information at the 2006 Annual Meeting. If the Board of Directors chooses to present any information submitted, other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, after October 19, 2005, at the 2006 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power with respect to such information.

Q:             Where can I find Corporate Governance materials for Johnson Controls?

A:	The Company’s Ethics Policy, Corporate Governance Guidelines, Disclosure Policy, Securities Exchange Commission Filings (including the Company’s Form 10-K and Section 16 insider trading transactions), and the Charters for the Audit, Executive, Pension and Benefits, Qualified Legal Compliance, Compensation, Disclosure and Corporate Governance Committees of the Company’s Board of Directors are provided at the Company website at http://www.johnsoncontrols.com/ corpvalues/ governance.htm, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number provided in the Questions and Answers section of this proxy statement. The Ethics Policy applies to all employees, including the chief executive officer, the chief operating officer, the chief financial officer and the chief accounting officers, as well as the Board of Directors. Any amendments to, or waivers of, the Ethics Policy, as approved by the Board of Directors, will be promptly disclosed on the Company’s website.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of Johnson Controls Corporate Governance materials by:

•	contacting the Manager of Shareholder Services at 1-800-524-6220; or
•	writing to:

                     Johnson Controls, Inc.
                     Attn: Shareholder Services X-32
                     5757 North Green Bay Ave.
                     Post Office Box 591
                     Milwaukee, WI 53201-0591

Q:             What is the process for reporting possible violations of Johnson Controls policies?

A:	Employees may anonymously report a possible violation of Johnson Controls’ policies by calling 1-866-444-1313 in the U.S. and Canada, or 678-250-7578 if located elsewhere. Reports of possible violations of the Ethics Policy may also be made to Jerome D. Okarma, Vice President, Secretary and General Counsel, at Jerome.D.Okarma@jci.com or to the attention of Mr. Okarma at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. Reports of possible violations of financial or accounting policies may be made to the Chairman of the Audit Committee, Paul A. Brunner, at Paul.Brunner@jci.com or to the attention of Mr. Brunner at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chairman of the Corporate Governance Committee, Robert L. Barnett, at Robert.L.Barnett@jci.com or to the attention of Mr. Barnett at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591.

The Company’s Ethics Policy is applicable to the members of the Board of Directors and to all of the Company’s employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions.

Q:             How do I obtain more information about Johnson Controls, Inc.?

A:	To obtain additional information about Johnson Controls, Inc. you may:

•	contact the Manager of Shareholder Services, at 1-800-524-6220;
•	go to the website at www.johnsoncontrols.com; or
•	write to:

                     Johnson Controls, Inc.
                     Attn: Shareholder Services X-32
                     5757 North Green Bay Ave.
                     Post Office Box 591
                     Milwaukee, WI 53201-0591

Q:             If more than one shareholder lives in my household, how can I obtain an extra copy of this proxy statement?

A:	Pursuant to the rules of the Securities Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s proxy statement. Upon written or oral request, the Company will mail a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. You may contact the Company with your request by calling or writing to Shareholder Services at the address listed above.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy will help to reduce the cost of this solicitation.

ELECTION OF DIRECTORS

Appointment of Stephen A. Roell:	James H. Keyes, a director of the Company since 1985, retired from the Board effective as of November 17, 2004. In connection with the retirement of Mr. Keyes and pursuant to the Company’s By-Laws and Corporate Governance Guidelines, the Board of Directors has appointed Stephen A. Roell as director to serve the unexpired term of Mr. Keyes. In addition, the Board has nominated Mr. Roell as a director to be voted on by the shareholders at the 2005 Annual Meeting. Mr. Roell was nominated for director by the Chairman and Chief Executive Officer and the Corporate Governance Committee and evaluated pursuant to the process described in the “Nominating Committee Disclosure” section of this proxy. The Board has determined that Mr. Roell is qualified to serve as director based upon the standards outlined in the “Director Qualifications and Selection” section of the Corporate Governance Guidelines.

Board Structure:	The Board of Directors consists of 12 members. The directors are divided into three classes. At each Annual Meeting, the term of one class expires. Directors in each class serve for three-year terms, or until the director’s earlier retirement pursuant to the Board of Directors Retirement Policy.

Shareholder Communication with the Board:	We encourage shareholder communication with directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Paul A. Brunner, at Paul.Brunner@jci.com or to the attention of Mr. Brunner at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. Other communications may be made to the Chairman of the Corporate Governance Committee, Robert L. Barnett, at Robert.L.Barnett@jci.com or to the attention of Mr. Barnett at the address noted above. The Company does not screen emails to these individuals. The Company does, however, screen regular mail for security purposes.

Director Attendance at the Annual Meeting:	The Company has a long-standing policy of director attendance at the Annual Meeting. All of the directors attended the 2004 Annual Meeting of Shareholders.

Nominating Committee Disclosure:	The Corporate Governance Committee serves the nominating committee role. The material terms of this role are described in the Committee’s Charter, a description of which is located under the “Board Committees” section of this proxy. The Committee’s entire Charter, the Corporate Governance Guidelines, and the Committee’s procedures are published on the Company’s website. The “Committee Independence” section of the Corporate Governance Guidelines requires that all members of the Committee be independent, as defined by the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Committee has a process under which all director candidates are identified and evaluated. In order to identify director candidates, the Committee maintains a file of recommended potential director nominees, solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and will, if deemed appropriate, retain, for a fee, recruiting professionals to identify and evaluate candidates. The Corporate Governance Committee uses the following criteria, among others, to evaluate any candidate’s capabilities to serve as a member of the Board: attendance, independence, time commitments, conflicts of interest, ability to contribute to the oversight and governance of the Company and experience with a business of similar size, scope and multinational involvement as the Company. Further, the Corporate Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and electronics, and in functional areas, such as financial, manufacturing, technology, labor, employment and investing areas. The Committee will also evaluate each candidate who may stand for reelection based upon the preceding criteria before nominating such director for reelection. Therefore, all director candidates will be evaluated in a similar matter regardless of how each director was identified, recommended, or nominated. No director candidates were either recommended or nominated by third parties during the year.

BOARD NOMINEES

At the Annual Meeting, four directors will be elected for terms expiring in 2008. The nominees for election as recommended by the Corporate Governance Committee and selected by the Board of Directors are Natalie A. Black, Robert A. Cornog, William H. Lacy, and Stephen A. Roell. Each person elected as a director will serve until the Annual Meeting of Shareholders in 2008, or until his or her successor has been duly elected and qualified. Brief biographies of the director nominees and continuing directors follow. The Board recommends you vote FOR the election of Natalie A. Black, Robert A. Cornog, William H. Lacy, and Stephen A. Roell.

Natalie A. Black
Director since 1998
Age 54
Senior Vice President, General Counsel and Corporate Secretary, Kohler Co., Kohler, Wisconsin (manufacturer and marketer of plumbing products, power systems and furniture) since 2001. Ms. Black has also served as Group President for Kohler Co. from 1998 to 2001. Ms. Black is a member of the Corporate Governance and Pension and Benefits Committees.

Robert A. Cornog
Director since 1992
Age 64
Retired Chairman of the Board of Directors, Snap-on, Inc., Kenosha, Wisconsin (tool manufacturer). He served as Chief Executive Officer and President from 1991 to 2001 and as Chairman from 1991 to 2002. Mr. Cornog serves on the Board and Audit Committee of Wisconsin Energy Corporation (WE Energies). Mr. Cornog is a member of the Audit and Executive Committees.

William H. Lacy
Director since 1997
Age 59
Former Chairman and Chief Executive Officer, MGIC Investment Corporation, Milwaukee, Wisconsin (provider of private mortgage insurance and other financial services). Mr. Lacy retired at the end of 1999 after a 28-year career at MGIC Investment and its principal subsidiary, Mortgage Guaranty Insurance Corporation (MGIC). Mr. Lacy is also a Director of Ocwen Financial Corp. and Total Logistics, Inc. He serves on the Audit Committee of both Ocwen Financial Corp. and Total Logistics, Inc., and also serves as the Chairman of the Compensation Committee at Total Logistics, Inc. Mr. Lacy is the Chairman of the Pension and Benefits Committee and a member of the Compensation Committee.

Stephen A. Roell
Director since 2004
Age 54
Executive Vice President and Chief Financial Officer, Johnson Controls, Inc. Mr. Roell was elected Executive Vice President in 2004 and has served as Chief Financial Officer of Johnson Controls, Inc. since 1991. He serves a member of the Board of Directors for Covenant Healthcare System, Inc. and Interstate Battery Service of America, Inc.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ITS NOMINEES

CONTINUING DIRECTORS

Terms Expire at the 2006 Annual Meeting:

Dennis W. Archer
Director since 2002
Age 62
Chairman, Dickinson Wright PLLC, Detroit, Michigan (law firm) since 2002. Mr. Archer served as president of the American Bar Association from 2003 to 2004. Mr. Archer served as Mayor of Detroit from 1994 to 2001. Mr. Archer is also a director of Compuware Corporation. Mr. Archer is a member of the Corporate Governance Committee and the Compensation Committee.

John M. Barth
Director since 1997
Age 58
Chairman of the Board of Directors, Chief Executive Officer, and President, Johnson Controls, Inc. Mr. Barth became Chief Executive Officer on October 1, 2002. Mr. Barth served as President, Chief Operating Officer and member of the Board of Directors of Johnson Controls, Inc. since 1997. Mr. Barth is the Chairman of the Executive Committee.

Paul A. Brunner
Director since 1983
Age 69
President and Chief Executive Officer, Spring Capital Inc., Stamford, Connecticut (international investment management), since 1985. President and Chief Executive Officer, ASEA, Inc., 1982 to 1984. President and Chief Operating Officer, Crouse Hinds Co., 1967 to 1982. From 1959 to 1967, he worked for Coopers & Lybrand, an accounting firm, as an audit Supervisor in the New York office. Mr. Brunner also serves as Chairman of the Audit Committee and financial expert of Trex Company, Inc. Mr. Brunner is the Chairman of the Audit Committee and a member of the Compensation Committee.

Southwood J. Morcott
Director since 1993
Age 66
Retired Chairman, President, and Chief Executive Officer, Dana Corporation, Toledo, Ohio (vehicular and industrial systems manufacturer). Mr. Morcott is a director of CSX Corporation and Navistar International Corp. Mr. Morcott is Chairman of the Compensation Committee and a member of the Corporate Governance Committee.

Terms Expire at the 2007 Annual Meeting:

Robert L. Barnett
Director since 1986
Age 64
Executive Vice President, Motorola, Inc., Schaumburg, Illinois, (manufacturer of electronic products) since January 1, 2003. Mr. Barnett served as President and Chief Executive Officer, Commercial, Government and Industrial Solutions Sector, Motorola, Inc., from 1998 to 2002. Mr. Barnett is a director of Central Vermont Public Service and USG Corp. Mr. Barnett serves on the Compensation Committee of Central Vermont Public Service and the Audit Committee of USG Corp. Mr. Barnett is a member of the Executive and Pension and Benefits Committee and the Chairman of the Corporate Governance Committee.

Willie D. Davis
Director since 1991
Age 70
President, All Pro Broadcasting Incorporated, Los Angeles, California (radio broadcasting), since 1977. Mr. Davis is a director of Alliance Bank Co., Checker’s Drive-In Restaurant, Inc., Dow Chemical Company, Manpower, Inc., MGM Grand Inc., Sara Lee Corporation, Strong Capital Management, MGM, Inc., and Wisconsin Energy Corporation (WE Energies). Mr. Davis serves as a member of the Audit Committee for Checker’s Drive-In Restaurant, Inc., Manpower, Inc., and MGM, Inc. Mr. Davis is a member of the Audit and Executive Committees.

Jeffrey A. Joerres
Director since 2001
Age 45
Chief Executive Officer, President and Director since 1999, and Chairman since 2001 of Manpower, Inc., Milwaukee, Wisconsin (provider of staffing services). Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999, and Senior Vice President of Major Account Development from 1995 to 1998. Mr. Joerres is a director of Artisan Funds, National Association of Manufacturers and serves on the board of trustees for the Committee for Economic Development. Mr. Joerres serves on the Audit Committee for Artisan Funds. He is a member of the Compensation and Pension and Benefits Committees.

Richard F. Teerlink
Director since 1994
Age 68
Retired Chairman of the Board and President and Chief Executive Officer, Harley-Davidson, Inc., Milwaukee, Wisconsin (manufacturer of motorcycles), 1998 and 1997, respectively. Mr. Teerlink was a member of the Board of Directors of Harley-Davidson, Inc. from 1987 to 2002. Mr. Teerlink is a director of Snap-on, Inc. and serves on its Audit Committee. He is a member of the Audit and Executive Committees.

APPROVAL OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2005

We ask that you approve the appointment of PricewaterhouseCoopers LLP as our independent auditors.

PricewaterhouseCoopers LLP has audited our accounts for many years. The Board appointed them as independent auditors for fiscal year 2005 upon recommendation of the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to responds to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS JOHNSON CONTROLS’ INDEPENDENT AUDITORS FOR 2005.

BOARD INFORMATION

Board Meetings:	In 2004, the Board held a total of six regular meetings. Each director of the Company attended at least 80% of the aggregate number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served during the time each such director was a member of the Board. Further, the Board has established a presiding director position. The presiding director is a rotational assignment held in turn by the independent Chairman of the Audit, Corporate Governance, Compensation, and Pension and Benefits Committees. In addition, the Board requires executive sessions of the independent directors. During these executive sessions, and when the chairman is unavailable for regular Board meetings, the presiding director has the power to lead the meeting, set the agenda, and determine the information to be provided.

Board Independence:	The Board of Directors has affirmatively determined by resolution that none of the directors or director nominees (with the exception of John M. Barth, Chief Executive Officer and President and Stephen A. Roell, Executive Vice President and Chief Financial Officer) have a relationship with the Company that would preclude them from being deemed independent in accordance with the New York Stock Exchange listing standards.

Board Succession Plan:	In 2004, the Board amended the Corporate Governance Guidelines and the Corporate Governance Charter in order to implement a new Board Succession Plan. The amended Board Succession Plan is designed to maintain effective shareholder representation and contains three changes. First, the mandatory retirement age for directors has been changed from 70 to 72 years of age. Second, no director shall serve as a committee chair after reaching his or her 70th birthday. One year prior to a committee chair’s 70th birthday, a transition process will be implemented in which the new chair will work collaboratively with the retiring chair as duties and responsibilities are transitioned. Both the current chair and the successor will receive $5,000 per meeting. Third, at the time a Chief Executive Officer shall either resign or retire from the Company, he or she shall resign and retire from the Board as well, following a transition period which is mutually agreed upon between the Chief Executive Officer and the Compensation Committee.

Copies of the amended Corporate Governance Guidelines and the amended Corporate Governance Charter are provided at the Company website at http://www.johnsoncontrols.com/corpvalues/governance.htm, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number provided in the Questions and Answers section of this proxy statement.

Board Evaluation:	Every year the Board will conduct an evaluation of the directors, the committees, and the Board to determine the effectiveness of the Board. The manner of this evaluation will be determined annually in order to ensure the procurement of accurate and insightful information. During the Company’s 2004 fiscal year, each director was individually interviewed by a third party to discuss the effectiveness of the Board and its committees. Based upon the input of each director, a list was compiled which identified potential areas for improvement. As a result of the quality of the information obtained through this evaluation process, the Board was able to objectively evaluate its processes and enhance its procedures to allow for greater director, committee, and Board effectiveness.

Board Committees:	Executive Committee: The primary functions of the committee are to exercise all the powers of the Board when the Board is not in session, as permitted by law. The Executive Committee held no meetings last year. Members: Mr. Barth, Chairman, and Messrs. Barnett, Cornog, Davis, and Teerlink.

Audit Committee: The primary functions of the committee are to:

• Review and discuss the audited financial statements with management for inclusion of the financial statements and related disclosures in the Company’s Annual Report to Shareholders;

• Review annually the internal audit and other controls established by management;

• Review the results of management’s and the independent accountant’s assessment of the design and operating effectiveness of the Company’s internal controls in accordance with the Sarbanes-Oxley Act of 2002;

• Review the financial reporting process and selection of accounting policies;

• Review management’s evaluation and proposed selection of independent accountants;

• Review the audit plans prepared by internal audit and independent accountants;

• Review applicable confidential reporting of possible concerns regarding internal accounting controls, accounting and auditing matters;

• Pre-approve all auditing services and permitted non-audit services to be performed by the Company’s independent accountants;

• Review significant issues concerning litigation, contingent liabilities, tax and insurance as reflected in periodic reports to the Securities and Exchange Commission;

• Report the results or findings of all activities to the Board on a periodic basis; and

• Review annually the Committee’s performance and report its findings and recommendations to the Board.

The Audit Committee held four regular meetings last year. In addition, the Chairman of the Committee, Mr. Brunner, held three additional meetings with the independent auditors and management to assess and approve three interim quarterly earnings reports. All members are independent as defined by the New York Stock Exchange listing standards. In addition, the Board has determined that Mr. Davis’ simultaneous service on three additional public company audit committees does not impair his ability to serve on the Company’s Audit Committee. Members: Mr. Brunner, Chairman, and Messrs. Cornog, Davis, and Teerlink

Compensation Committee: The primary functions of the committee are to:

• Recommend to the Board the selection and retention of officers and key employees;

• Review and approve compensation for the Chief Executive Officer and senior executives;

• Administer and recommend amendments to the executive compensation plans;

• Establish objectives, determine performance, and approve salary adjustments of the Chief Executive Officer;

• Approve disclosure statements of executive compensation;

• Approve the retention and termination of outside compensation consultants;

• Review the Company’s executive compensation programs with outside consultants and recommend such programs to the Board;

• Review annually the Committee’s performance and report its findings and recommendations to the Board;

• Review a management succession plan and recommend management succession decisions;

• Review and approve employment related agreements for the Chief Executive Officer and senior executives; and

• Report the results or findings of these activities to the Board on a periodic basis.

The Compensation Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards. In addition, no member of the Compensation Committee has served as one of the Company’s officers or employees at any time. Further, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Members: Mr. Morcott, Chairman, and Messrs. Archer, Brunner, Joerres, and Lacy

Corporate Governance Committee: The primary functions of the committee are to:

• Recommend to the Board nominees for directors;

• Consider shareholder nominated candidates for election as directors;

• Recommend the size and composition of the Board;

• Develop guidelines and criteria for the qualifications of directors for Board approval;

• Approve director compensation programs;

• Approve committees, committees’ rotational assignments, and committee structure for the Board;

• Approve and review performance criteria for the Board;

• Review annually the Committee’s performance and report its findings and recommendations to the Board;

• Review and recommend corporate governance practices and policies of the Company;

• Review and decide on conflicts of interest that may affect directors; and

• Report the results or findings of these activities to the Board on a periodic basis.

The Corporate Governance Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards. Members: Mr. Barnett, Chairman, Ms. Black, and Messrs. Archer and Morcott

Pension and Benefits Committee: The primary functions of the committee are to:

• Review actuarial assumptions and actuarial valuation of the pension plans on an annual basis;

• Review investment policies of the funds of employee benefit plans;

• Select and terminate investment managers as appropriate;

• Review with investment advisors past performance and current investment strategy;

• Monitor Company policies affecting employee benefit plans;

• Review plan provisions annually, and propose amendments when necessary; and

• Review annually the Committee’s performance and report its findings and recommendations to the Board.

The Pension and Benefits Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards. Members: Mr. Lacy, Chairman, Ms. Black and Messrs. Barnett and Joerres

BOARD COMPENSATION

Retainer and Fees:	Non-employee directors receive a $90,000 annual retainer. To encourage such directors to own our shares, they receive 50% of their retainer in our Common stock each year. The stock is priced as of the date of the Annual Meeting. New directors also receive a grant of 800 shares of Common stock upon election or appointment and a pro rata share of the annual retainer for the remainder of that year. This stock is priced as of the 1st working day of the month after appointment as a new director. The Common stock portion of the annual retainer and the initial grant have been provided pursuant the 2003 Stock Plan for Outside Directors.

Directors also receive $1,500 for each Board or committee meeting they attend, or $5,000 for each meeting they attend of which they are the Chairperson or for which they are the successor to the Chairperson under the Board Succession Plan. Participating members of the Audit Committee also receive a meeting fee for each quarterly financial review meeting they attend. Non-employee directors are also reimbursed for any related expenses.

Non-employee directors are permitted to defer all or any part of their retainer and fees under the Deferred Compensation Plan for Certain Directors. The amount deferred may be invested in any of the accounts available under the Company’s qualified Savings and Investment Plan [401(k)], as the director elects. The deferred amount plus earnings, or gain and dividends, as applicable, are paid to the board member after the director retires or otherwise ceases service on the Board.

Other Compensation:	Non-employee directors are eligible to participate in a Director Share Unit Plan. The Company credits $35,000 worth of stock units annually into each non-employee director’s account at the then current market price. Such units are accumulated and credited with dividends until retirement at which time the units will be paid out based upon the market price of the Common stock at that time.

COMPENSATION COMMITTEE REPORT

The Committee:	The Compensation Committee is composed of only “Independent Directors” as defined by the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee exercises the Board’s powers in compensating the Company’s executives and the executive officers of our Company and its subsidiaries. We make every effort to see that our compensation program is consistent with the values of our Company and furthers its business strategy.

Overall Objectives:	The Company aligns compensation with its values and business objectives. The objectives target customer satis-

faction, technology, growth, market leadership and shareholder value. The Compensation Committee has established a program to:

• Attract and retain key executives critical to the long-term success of the Company;

• Reward executives for long-term strategic management and the enhancement of shareholder value;

• Integrate compensation programs which focus on pre-tax return on shareholders’ equity, return on investment and growth;

• Support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels; and

• Preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions to preserve the deductibility of annual incentives, long-term performance plan payments, and stock option awards. However, the Committee may authorize payments that may not be deductible if it believes that this is in the best interests of the Company and its shareholders.

Executive Compensation Generally:	The Compensation Committee reviews executive pay each year. Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives, and how he or she might contribute to the Company’s future success. We also look at the Company’s financial performance and the compensation levels at comparable companies.

To meet the objectives, we studied competitive compensation data based on surveys provided to the Committee by an independent compensation consultant. The survey for officers and senior managers involved 19 companies. We made adjustments to account for differences in annual sales of our Company and those companies in the survey.

Total Compensation:	Annual executive compensation consists of a base salary and incentive compensation.

Approximately 83% of the total compensation paid to the executive officer group is tied to the Company’s performance. This is comparable to the average of the companies in the executive compensation survey. Doing so helps encourage performance that increases the value of your shares.

The Committee sets target minimum and maximum performance levels. Goals are established above the prior year’s goals and prior year’s actual performance. Doing so motivates the officers to encourage future growth and keeps the goals challenging.

Base Salary:	The Committee determines the levels of salary for key executive officers and a salary range for other executives. Factors considered are:

• Salary survey comparison results;

• Prior year salary;

• Changes in individual job responsibilities;

• Past performance of individuals; and, most importantly,

• Achievement or trends toward achievement of specified Company goals.

Annual Incentives:	The Committee sets an annual incentive award formula under the Executive Incentive Compensation Plan (EICP). The award is based on year over year improvement in pre-tax earnings and specific pre-tax return on equity benchmarks that are consistent with the Company’s annual and long-term strategic planning objectives. These benchmarks are also based on achievement of business plans that the Board has approved that include goals of improved performance over the previous year and take into account industry growth and cycles.

At the end of the fiscal year, the Committee applies the formula to objective performance results to determine each executive’s award for the year.

Long-Term Incentives:	All executive officers participate in the Long-Term Performance Plan (LTPP), which serves to motivate executives to achieve longer-term objectives by providing incentive compensation based on our performance over a three-year period. Under the LTPP, the Committee assigns an executive a contingent performance award. The executive may earn this award based upon the Company’s return on shareholder equity during the specified three-year period relative to the Standard & Poor’s 500 Index (less transportation, financials and utilities sectors) median return on shareholders’ equity over the same period. At the end of the period, the Committee determines the Company’s relative performance results to determine the actual LTPP award amount.

Restricted Stock Plan:	The Committee grants restricted stock under the 2001 Restricted Stock Plan, as amended. The Committee determines the participants, the size of the award, and its terms and conditions.

Executive Deferred Compensation Plan:	Under and pursuant to the terms of the Executive Deferred Compensation Plan, executive officers are permitted to defer all or any part of their compensation received under the Executive Incentive Compensation Plan, the Long-Term Performance Plan, the 1992 Stock Option Plan, the 2000 Stock Option Plan, and the 2001 Restricted Stock Plan. The Executive Deferred Compensation Plan amends, consolidates, and implements the various deferral options contained in the above-mentioned benefit plans. Each individual for whom a deferral account is maintained under the above-mentioned benefit plans is automatically enrolled in the Executive Deferred Compensation Plan.

Stock Option Program:	The Committee grants stock options under the 2000 Stock Option Plan. The Committee determines which individuals are awarded stock options, the terms at which option grants shall be made, the terms of the options, and the number of shares subject to each option.

Savings and Investment Plan [401(k)]:	Executive officers may participate in the Company’s Savings and Investment Plan [401(k)], which includes Company contributions to the plan, and an Equalization Benefit Plan under which certain executives are entitled to additional benefits that cannot be paid under qualified plans due to Internal Revenue Code limitations. Employee and Company contributions in excess of qualified plan limits are accounted for as if invested in various accounts.

Stock Ownership Guidelines:	The Executive Stock Ownership Policy requires all officers and senior executives in each business group, within five years of becoming subject to the policy, to hold the Company’s Common stock in an amount of one to five times their annual salary, depending of his or her position. This amount reflects an increase from the prior holding requirement of one to three times annual salary.

The 2001 Common Stock Purchase Plan for Executives, as amended (CSPPE), facilitates the acquisition of Common stock by executives subject to the Executive Stock Ownership Policy. Participants in the CSPPE may deduct from their pay up to $2,500 per month to purchase shares of Common stock. The price of each share is 100% of the average price of shares purchased by Wells Fargo Bank, N.A. as agent for the participants. Participants are charged nominal brokerage fees or commissions.

CEO Compensation:	Mr. Barth’s total compensation is based on the Company’s outstanding performance, his individual performance, executive compensation levels at other companies, the desire to retain his services, and the terms of his employment agreement. His salary and incentives reflect the leadership, vision and focus he has provided to the Company.

Mr. Barth’s base salary increased to $1,350,000 on January 1, 2004, from $1,150,000 in 2003. This increase was, in part, a result of Mr. Barth’s promotion from Chief Executive Officer and President to Chairman of the Board, Chief Executive Officer, and President in addition to his outstanding performance during the year. His salary approximated the average base salary for other chief executive officers of the 19 comparable companies reviewed.

Approximately 91% of Mr. Barth’s compensation was tied to Company performance. Mr. Barth’s fiscal 2004 EICP award of $2,665,000 was based upon the return on shareholder’s equity and operating income growth for the Company for fiscal 2004 and represented 80% of the maximum amount available under the criteria set forth by the Committee. In fiscal 2004, Mr. Barth received payment under the LTPP of $2,584,000, which is based upon the Company’s return on shareholder equity over the past three fiscal years and represents 83% of the maximum amount available under the criteria established by the Committee. Mr. Barth also received an option award of 400,000 shares on November 19, 2003 (adjusted on January 2, 2004 to represent the 2 for 1 stock split). In addition, Mr. Barth received a restricted stock grant of 80,000 shares on January 28, 2004 (also adjusted to represent the 2 for 1 stock split).

Southwood J. Morcott, Chairman

Dennis W. Archer

Paul A. Brunner

Jeffrey A. Joerres

Willam H. Lacy
Members, Compensation Committee

AUDIT COMMITTEE REPORT

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. In 2004, the Board adopted amendments to the written Charter governing the Audit Committee. The amended Charter is attached as Appendix A. Each member of the Company’s Audit Committee meets the independence requirements set by the New York Stock Exchange as detailed in the Corporate Governance Guidelines. The Board of Directors has determined that Messrs. Brunner, Cornog, and Teerlink are Audit Committee financial experts as defined by the rules of the Securities and Exchange Commission. The Audit Committee members reviewed and discussed with management the audited financial statements for the fiscal year ending September 30, 2004. The Audit Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee received written disclosure from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1. Based on their review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report to Shareholders and Form 10-K to be filed with the Securities and Exchange Commission.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee selects, subject to shareholder approval, our independent auditors for each fiscal year. During the fiscal year ended September 30, 2004, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other services. Fees paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Audit	Audit-
	Services	Related		All Other
Year Ended September 30,	Fees	Fees	Tax Fees	Fees

2004	$7,987,000	$2,240,000	$2,868,000	$378,000
2003	$7,160,000	$2,635,000	$2,939,000	$896,000

Audit services fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new Securities Exchange Commission and Sarbanes-Oxley Act of 2002 requirements, audits of pension and other employee benefit plans and audit services not required by statute or regulation. Audit-related fees also include the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

All other fees primarily include fees associated with U.S. customs compliance and corporate restructurings.

The Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditors’ independence.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities Exchange Commissions’ rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Paul A. Brunner, Chairman
Robert A. Cornog
Willie D. Davis
Richard F. Teerlink
Members, Audit Committee

PERFORMANCE GRAPH

Explanation of the Graph:	The line graph below compares the cumulative total shareholder return on our Common stock with the cumulative total return of companies on the Standard & Poor’s 500 Stock Index and companies formerly on the S&P’s Manufacturers (Diversified Industrials) Index.* This graph assumes the reinvestment of dividends.

Comparison of Five Year Cumulative Total Return Among S&P 500 Index,

S&P Manufacturers (Diversified Industrials)
Index* and Johnson Controls, Inc.

COMPANY/INDEX	9/99	9/00	9/01	9/02	9/03	9/04

Johnson Controls, Inc.	100	81.89	102.47	122.62	153.65	187.49

S&P Manufacturers (Diversified Industrials)*	100	98.86	88.78	67.60	88.03	117.61

S&P 500 Comp-Ltd.	100	113.27	83.13	66.12	82.23	93.63

*	The Manufacturers (Diversified Industrials) Index was discontinued as a formal index of Standard & Poor’s effective December 31, 2001. The Company has replicated the index using return data for the 14 companies that comprised the Manufacturers (Diversified Industrials) Index as of that date.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid for the past three fiscal years to each of the five most highly-compensated executive officers for the Company’s 2004 fiscal year, including the Chief Executive Officer.

SUMMARY OF COMPENSATION TABLE

					Long-Term Compensation

					Awards		Payouts
	Annual Compensation
						Restricted Stock/	Long-Term
				Other Annual	Options/	Or Restricted	Incentive	All Other
Name and	Fiscal			Compensation	SARs	Share unit Value	Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)	($)(1)	(#)(2)	($)(3)	($)(4)	($)(5)

John M. Barth	2004	1,281,250	2,665,000	110,017	400,000	4,766,400	2,584,000	239,110
Chairman of the	2003	1,150,000	1,791,000	—	350,000	—	2,243,000	115,892
Board, Chief Executive	2002	820,000	1,296,000	—	200,000	2,017,500	907,000	67,879
Officer and President
Stephen A. Roell	2004	587,000	968,000	—	104,000	1,849,600	766,000	96,018
Executive Vice	2003	538,753	636,000	—	110,000	—	695,000	66,690
President and Chief	2002	510,000	753,000	—	80,000	1,210,500	530,000	41,348
Financial Officer
Giovanni Fiori	2004	618,000	646,000	—	108,000	—	796,000	—
Executive Vice	2003	600,000	658,000	—	120,000	—	557,000	—
President and	2002	480,000	671,000	—	70,000	1,129,800	405,000	—
President Johnson Controls International
John P. Kennedy	2004	513,750	785,000	—	80,000	1,387,200	585,000	84,148
Senior Vice President	2003	495,000	540,000	—	74,000	—	765,000	55,974
and President	2002	440,000	608,000	—	50,000	807,000	500,000	21,166
Controls Group
Keith E. Wandell	2004	615,750	728,000	—	140,000	2,080,800	652,000	104,081
Vice President	2003	441,670	791,000	—	84,000	—	630,000	48,334
and President	2002	347,500	554,000	—	40,000	726,300	256,000	34,801
Automotive Group

(1)	The aggregate amount of “Other Annual Compensation” which includes perquisites and personal benefits was less than the required reporting threshold (the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year) except as noted for Mr. Barth, whose Other Annual Compensation totaled $110,017, of which $81,840 represents a one-time club initiation fee.

(2)	The Company did not grant SARs to any of the five most highly-compensated executive officers for the past three years. In addition, the figures are stated to reflect a 2 for 1 stock split which took place on January 2, 2004.

(3)	The executive officers are eligible to receive restricted stock and restricted share unit awards under and pursuant to the 2001 Restricted Stock Plan, as amended. There were no restricted stock or restricted share unit awards during fiscal year 2003. The dollar values shown for these shares are $40.35 per share (adjusted to represent the 2 for 1 stock split) for the 2002 award, and $59.58 per share for Mr. Barth and $57.80 per share for Mr. Roell,

Mr. Kennedy, and Mr. Wandell for the 2004 award based on the closing price on the grant dates. The shares awarded to individuals for the 2002 award are subject to restriction periods that expired on 50% of the shares awarded on January 2, 2004, and 50% of the remainder of the shares awarded will expire on January 2, 2006; such restricted shares are subject to forfeiture until vested. The shares awarded to individuals for the 2004 award are subject to restriction periods that expire on 50% of the shares awarded in January 2006 and 50% of the remainder of the shares awarded in January 2008; the shares are subject to forfeiture until vested. However, earlier vesting may occur due to termination of employment by death or disability, a change in control of the Company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and will be subject to the same terms and conditions (including risk of forfeiture) as the restricted shares to which they relate. As of September 30, 2004, the named executive officers held the following number of shares of restricted stock and/or restricted units, with the values noted (based on a closing price of $56.81 per share on September 30, 2004): Mr. Barth — 105,000 shares ($5,965,050), Mr. Roell — 47,000 shares ($2,670,070), Mr. Fiori — 14,000 shares ($795,340), Mr. Kennedy — 34,000 shares ($1,931,540), and Mr. Wandell — 45,000 shares ($2,556,450).

(4)	In fiscal 2004, based upon the data available at this time, LTPP participants were granted 83% of the target available under the criteria established by the Compensation Committee.

(5)	“All Other Compensation” consists of contributions by the Company on behalf of the named individuals to the Company’s Savings and Investment Plan [401(k)].

Stock Options and Stock Appreciation Rights (SARs) Grants:	The Company has an employee Stock Option Plan under which options to purchase Common stock and SARs are granted to officers and other key employees of the Company and its subsidiaries. The per share option/ SAR prices are the fair market value of the Company’s Common stock on the date of the grant; the term of the option is 10 years. Fifty percent of each award is exercisable two years after the grant date and the remainder is exercisable three years after the grant date.

OPTION GRANTS IN FISCAL YEAR 2004

The following table lists our grants of stock options and SARs to the executive officers named in the Summary of Compensation Table during 2004. There were no SARs granted to the named executive officers during 2004.

	Number of	% of Total
	Shares	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted	Fiscal 2004	($/Share)	Date	5%($)	10%($)

John M. Barth	400,000	14.49	52.550	11/19/2013	13,219,365	33,500,467
Stephen A. Roell	104,000	3.77	52.550	11/19/2013	3,437,035	8,710,121
Giovanni Fiori	108,000	3.91	52.550	11/19/2013	3,569,229	9,045,126
John P. Kennedy	80,000	2.90	52.550	11/19/2013	2,643,873	6,700,093
Keith E. Wandell	140,000	5.07	52.550	11/19/2013	4,626,778	11,725,163

The amounts shown above as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as the shares of Common stock, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster the future success of our Company can influence those future share values.

Options, SAR Holdings and Exercises:	The following table lists the number of shares acquired and the value realized as a result of option exercises during fiscal 2004 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options and SARs as of September 30, 2004.

AGGREGATED OPTIONS/ SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTIONS/ SAR VALUES

			Number of	Value of Unexercised
			Unexercised	In-The-Money
	Number of		Options/SARs on	Options/SARs on
	Shares		9/30/04	9/30/04
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

John M. Barth	0	$—	250,000/850,000	$5,822,715/$8,795,875
Stephen A. Roell	0	$—	140,000/254,000	$3,447,810/$2,820,535
Giovanni Fiori	25,000	$701,733	248,000/263,000	$6,446,356/$2,915,445
John P. Kennedy	0	$—	85,000/179,000	$2,084,961/$1,904,920
Keith E. Wandell	25,000	$749,170	87,000/224,000	$2,191,393/$2,214,870

Long-Term Incentive Compensation:	The values in this table were calculated based on each executive’s salary that will be effective January 1, 2005.

LONG-TERM INCENTIVE PLANS — AWARDS IN FISCAL 2004(1)

	Amount of	Performance
	Contingent	Period Until
	Performance	Maturation or	Threshold	Target	Maximum
Name	Award($)	Payout	($)	($)	($)

John M. Barth	1,807,000	Fiscal Years	1,446,000	1,807,000	3,253,000
Stephen A. Roell	595,000	2004-2006	476,000	595,000	1,071,000
Giovanni Fiori	552,000		442,000	552,000	994,000
John P. Kennedy	410,000		328,000	410,000	738,000
Keith E. Wandell	595,000		476,000	595,000	1,071,000

(1)	Actual values at the time of payout will be calculated using each executive’s base salary on the last day of the performance period, and therefore, the values in the table could increase or decrease. Without further shareholder approval, the maximum values in the table may not be increased higher than the maximum of $4 million under the LTPP. An executive may earn this award based upon the Company’s return on shareholder equity during the specified three-year period relative to the Standard & Poor’s 500 Index (less transportation, financials and utilities sectors) median return on shareholders’ equity over the same period.

Retirement Plans:	The following table shows the maximum annual retirement benefits payable to participants under the Company’s plans, including amounts attributable to the Company’s Equalization Benefit Plan. Under the Johnson Controls Pension Plan (the “Plan”), participants become entitled to benefits after five years of service with the Company or any of its subsidiaries, and a participant’s normal retirement date on his or her 65th birthday.

The Internal Revenue Code places maximum limitations on the amount of benefits that may be paid under the Plan. The Company has adopted an Equalization Benefit Plan under which certain executives are entitled to pension benefits that cannot be paid under the qualified Plan due to these limitations.

PENSION PLAN TABLE*

Average Annual
Compensation in
Highest 5
Consecutive Years
of Last 10 Years
Before Retirement	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

300,000	76,500	102,000	127,500	153,000	170,250	187,500
600,000	153,000	204,000	255,000	306,000	340,500	375,000
900,000	229,500	306,000	382,500	459,000	510,750	562,500
1,200,000	306,000	408,000	510,000	612,000	681,000	750,000
1,500,000	382,500	510,000	637,500	765,000	851,250	937,500
1,800,000	459,000	612,000	765,000	918,000	1,021,500	1,125,000
2,100,000	535,500	714,000	892,500	1,071,000	1,191,750	1,312,500
2,400,000	612,000	816,000	1,020,000	1,224,000	1,362,000	1,500,000
2,700,000	688,500	918,000	1,147,500	1,377,000	1,532,250	1,687,500
3,000,000	765,000	1,020,000	1,275,000	1,530,000	1,702,500	1,875,000
3,300,000	841,500	1,122,000	1,402,500	1,683,000	1,872,750	2,062,500
3,600,000	918,000	1,224,000	1,530,000	1,836,000	2,043,000	2,250,000
3,900,000	994,500	1,326,000	1,657,500	1,989,000	2,213,250	2,437,500
4,000,000	1,020,000	1,360,000	1,700,000	2,040,000	2,270,000	2,500,000

*	Assuming normal retirement age and years of service under provisions in effect on September 30, 2004, and assuming retirement on that date.

Years of Service:	As of September 30, 2004, the executive officers named in the Summary of Compensation Table were credited with the following years of service under the Plan: Mr. Barth, 34 years, Mr. Roell, 21 years, Mr. Kennedy, 20 years and Mr. Wandell, 16 years. Mr. Fiori is not a participant in the Plan, however, he is party to a letter agreement with the Company under which he would receive certain retirement-related payments, based on the normal retirement date of his 65th birthday.

Benefits Accrual:	Pension plans of the Company apply to certain salaried and non-union hourly employees of the Company, including officers of the Company. Under the Plan, benefits are accrued according to the following formula: 1.15% of participant’s average monthly compensation multiplied by the participant’s years of benefit service plus 0.55% of average monthly compensation in excess of the participant’s covered compensation multiplied by the participant’s years of benefit service. The amounts payable may be adjusted to reflect the participant’s decision on survivor benefits, early retirement or termination, and in some instances, age.

Definitions:	“Average Monthly Compensation” is defined as the average monthly compensation, including salary and bonus, for the highest five consecutive years in the last 10 years.

“Covered Compensation” means the average of compensation subject to Social Security taxes (including salary and bonus) for the 35-year period ending in the year the participant attains Social Security Retirement Age; i.e., the age at which the participant may be entitled to full Social Security payments.

EMPLOYMENT AGREEMENTS

Employment Agreements Generally:	We have employment agreements with each of the named executive officers of the Company. These agreements provide that employment shall continue unless terminated by either the Company or the employee.

Termination:	The agreements provide for termination by the Company for cause, for death or disability and, under certain circumstances, without cause. If terminated without cause, the employee is entitled to receive pay in an amount equal to or greater than two times the Company’s termination allowance policy or an amount equal to 52 weeks’ earnings of the employee. If terminated for cause, the employee’s compensation is terminated immediately.

Change of Control:	We also have change of control agreements with each of these officers. In the event of a change of control, as defined in the agreements, the agreements provide for (i) the executive’s continued employment by the Company for a minimum employment period of two years after the change of control and (ii) a severance payment equal to three times the executive’s annual compensation plus a lump sum payment equal to lost benefits under retirement plans and continued medical and welfare benefits for the remainder of the employment period if the executive’s employment is terminated by the Company, other than for cause, or terminated by the executive for good reason during the employment period. The executive also has the right, exercisable during a 30-day period following the first anniversary of a change of control, to terminate his or her employment with the Company for any reason and still receive the severance payments and benefits. Additionally, the executive is entitled to the severance payments and benefits in connection with certain terminations of his or her employment that occur in anticipation of a change of control. Each agreement also provides that if the payments under the agreements exceed amounts established under the Internal Revenue Code, which result in payment of additional federal taxes, the executive will receive the amount necessary to offset the taxes that the Internal Revenue Service imposes and any additional taxes on this payment.

The EICP, LTPP, 2000 Stock Option Plan, 2001 Restricted Stock Plan, all as amended, and Deferred Compensation Plan for Certain Directors provide that, in the event of a change of control of our Company, participants, including the named executives, shall be entitled to receive early payment of deferred amounts and immediate payout of current amounts attributable to participants.

Executive Survivor Benefits Program:	The Company has in effect an Executive Survivor Benefits Plan for certain executives. Coverage under this plan is in lieu of the Company’s regular group life insurance coverage. If a participating executive dies while he or she is employed by the Company, his or her beneficiary is entitled to payments of between 90% and 100% (depending on the executive’s age) of the executive’s final base annual salary for a period of 10 years.

JOHNSON CONTROLS SHARE OWNERSHIP

Directors and Officers:	The following table lists our Common stock ownership as of October 31, 2004 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by the Securities and Exchange Commission rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding Common stock.

	Amount and		Units Representing
	Nature(1) of	Options Exercisable	Deferred
Name of Beneficial Owner	Stock Ownership	within 60 days(2)	Compensation(3)

John M. Barth	251,325	525,000	203,333
Stephen A. Roell	187,227	235,000	46,921
Giovanni Fiori	62,100	343,000	34,262
John P. Kennedy	8,971	147,000	102,015
Keith E. Wandell	70,345	149,000	20,459
Dennis W. Archer	800		4,265
Robert L. Barnett	2,944		60,612
Natalie A. Black	1,764		9,761
Paul A. Brunner	30,207		16,134
Robert A. Cornog	9,590		28,035
Willie D. Davis	11,007		15,912
Jeffrey A. Joerres	1,574		8,097
James H. Keyes	204,518	1,550,000	2,234
William H. Lacy	14,547		17,290
Southwood J. Morcott	7,313		23,888
Richard F. Teerlink	11,119		11,022
All directors and executive officers as a group (not including deferred shares referred to in footnote (3))	1,202,244	3,676,460
Shares outstanding — Common
TOTAL PERCENT OF CLASS OF COMMON STOCK EQUIVALENTS	0.63%	1.93%

(1)	Includes all shares for each officer or director that directly has or shares the power to vote or direct the vote of such shares, or to dispose of or direct disposition of such shares.

(2)	Reflects Common stock equivalents of stock options exercisable within 60 days that are owned by these officers.

(3)	Reflects Common stock equivalent units that are owned by these directors under the deferred and equity-based compensation plans. Units will not be distributed in the form of Common stock.

Schedule 13G Filings:	The Company believes that there are no beneficial owners of more than 5% of the Company’s securities. The Company’s conclusion is based upon the absence of reports on Schedules 13G filed with the Securities and Exchange Commission and upon other information believed to be reliable.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans in effect as of September 30, 2004.

	(a)	(b)	(c)

Number of
Securities
		Weighted	Remaining Available
		Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to Be Issued upon	Outstanding	Compensation
	Exercise of	Options,	Plans (Excluding
	Outstanding Options,	Warrants and	Securities Reflected
Plan Category	Warrants and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	10,379,909	$39.02	10,521,877
Equity compensation plans not approved by security holders	0	N/A	0
Total	10,379,909		10,521,877

VOTING PROCEDURES

Election of Directors:	To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy. Plurality means that the number of directors who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

Other Proposals:	To be approved, the proposal to approve the election of PricewaterhouseCoopers LLP as our independent auditors for 2005 must receive more votes “FOR” such proposal than “AGAINST.” For purposes of determining the vote with respect to this proposal, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as the Board recommends for each proposal as noted in the Notice of this proxy statement. Proxies may be revoked as indicated in the corresponding “Questions and Answers” section.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a):	Based on a review of reports filed by our directors, executive officers and of beneficial holders of 5% or more of our shares, and upon representations from those persons, all reports required to be filed during 2004 with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 were timely made.

By order of the Board of Directors.

Jerome D. Okarma, Vice President, Secretary and General Counsel December 3, 2004

Appendix A

Johnson Controls, Inc.

Board of Directors
Audit Committee
Charter

Mission Statement

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities regarding (i) the integrity of the Company’s financial statements, (ii) the Company’s process for financial reporting and monitoring compliance with laws and regulations, (iii) the independent auditors qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditors; (v) the Company’s internal control system; and (vi) the Company’s ethics policy. References in this charter to the independent auditors shall be deemed to include the registered public accounting firm. In performing its duties, the Committee will maintain an effective independent working relationship with the Board, management, the internal auditors and the independent auditors.

The Committee will prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement. The Committee charter will be included in the Company’s website and at least triennially in the Company’s annual proxy statement.

The Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

Organization

The Committee will consist of at least four members. Committee members may not have a material relationship with the Company, as determined by the Board. All Committee members must meet the independence, experience and expertise requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the Commission and the Corporate Governance Guidelines applicable to the Company. Each member must possess a detailed understanding of the responsibilities of Committee membership as well as the Company’s business, operations and risks. At least one member shall be an “audit committee financial expert” as defined by the rules of the Commission.

No member of the Committee will receive compensation from the Company other than Board of Directors’ and Board Committee members’ fees. The Committee will meet at least four times per year.

The members shall be elected to the Committee by the Board, on the recommendation of the Corporate Governance Committee, annually or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as chairperson. Committee members may be replaced by the Board. Simultaneous service on the Audit Committees of more than two (2) other public companies will be reviewed by the Board for a determination, to be reported in the Company’s annual proxy statement, that such service does not impair the effective service of Committee members.

Roles and Responsibilities

Funding, Committee Meetings and Reports to the Board

The Company will provide the Committee with the appropriate funding to the extent the Committee deems necessary or appropriate to exercise its authority, and for other ordinary administrative expenses that the Committee determines are necessary or appropriate to carry out its duties. Board approval shall not be required for such funding. The Committee may obtain advice and assistance from independent legal, accounting or other advisors as it deems necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee will meet with management, the internal auditors and the independent auditors in separate executive sessions at least quarterly and will make regular reports to the Board. Management will be asked to report whether significant findings and recommendations made by the internal auditors and the independent auditors have been addressed in a timely manner. Annually, the performance of the Committee and the Committee Charter will be reviewed by the members.

Internal Control

The Committee will encourage management to communicate the importance of internal control and to ensure that all employees are aware of the Company’s internal control policies and procedures. Further, the Committee will review and discuss with management the implementation of internal control recommendations made by the internal auditors and the independent auditors. Additionally, the Committee will periodically review with management the status of major information technology plans and their potential effect on the internal control environment. The Committee will review the results of management’s evaluations and certifications required under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, and related Commission regulations. Also, the Committee will review the scope and results of testing done by the independent auditors to support their attestation report required under Section 404 of the Sarbanes-Oxley Act of 2002. On an annual basis, the Committee will review the processes by which the annual certifications are created.

Financial Reporting

The Committee will review and discuss with management and the independent auditors the Company’s accounting policies, which may be viewed as critical, and review and discuss any significant changes. Significant accounting and reporting developments, including recent professional and regulatory pronouncements, as well as off-balance sheet structures, and their impact on the Company’s financial statements will be reviewed and understood. Minutes of the Company’s Disclosure Committee will be forwarded to the Audit Committee for review on a timely basis.

The Committee will meet with management and the independent auditors to review and discuss the audited financial statements and the results of the audit. It will be determined whether the audited financial statements are complete and consistent with respect to information known to Committee members, and based upon appropriate accounting principles. Further, the Committee will review the MD&A section of the annual report before its release and consider whether the information is adequate and consistent with Committee members’ knowledge of the Company and its operations. Based on the review and discussions with management and the independent auditor, the Committee will recommend to the Board whether the audited financial statements are appropriate for inclusion in the Company’s annual report on Form 10-K.

The Committee Chairman, and such other members as appropriate, will meet (in person or by phone) with management and the independent auditors to review the quarterly operating results, and financial statements (including the MD&A Section of the quarterly report on Form 10-Q), discuss the results against the prior year, discuss any significant variances from the financial plan and discuss the results of the independent auditors review of the quarterly financial statements prior to the filing of the Company’s Form 10-Q. The Committee will discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and hold general discussion on financial information and earnings guidance provided to analysts and rating agencies.

The Committee will discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies, the development, selection and disclosure of critical accounting estimates and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements. The Committee will also review reports and disclosure of insider and affiliated party transactions.

The Committee will discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Updates on key information technology, tax planning, treasury and other finance matters will also be reviewed, as required.

Compliance Oversight

The Committee will review and advise the Board with respect to the effectiveness of the Company’s system for monitoring compliance with laws and regulations and will periodically obtain any required reports and assurances from the independent auditor, management and the internal auditors.

Compliance with Company Ethics Policy

The Committee will ensure that an Ethics Policy is formalized in writing and that management takes the necessary actions to disseminate the information and educate all employees. The program for monitoring compliance and updates from management and the Company’s General Counsel regarding the annual ethics certification and training processes will be reviewed annually.

The Committee will establish procedures, for (i) the receipt, retention and treatment of complaints received from employees of the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding internal accounting controls, questionable accounting or auditing matters.

Internal Audit

The internal auditors’ proposed audit schedule and plans will be approved annually. Internal audit activities and organizational structure of the internal audit function will be reviewed regularly.

Independent Auditor

The independent auditors report directly to the Committee. The Committee shall be directly responsible for the appointment, retention, compensation, termination, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor) for the purpose of preparing or issuing an audit report, performing other audit, review or attest services or related work. The Committee shall have the sole authority to approve all audit engagement fees, scope and terms.

The Committee shall preapprove all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in accordance with Section 10A(i) of the Exchange Act. Such fees paid to the independent auditors shall be disclosed in the Company’s annual proxy statements and annual reports as required by Section 13(a) of the Exchange Act. In carrying out its duty to approve the fees and terms of the independent auditors, if the Committee approves an audit service within the scope of engagement of the independent auditors, such audit service shall be deemed to have been preapproved. The Committee may delegate its duties to preapprove auditing services and permitted non-audit services to its chairman.

At least annually, the Committee will obtain and review a report by the independent auditors describing (a) the independent auditors internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditors and the Company.

The Committee will evaluate the qualifications, performance, and independence of the independent auditors, including considering whether the independent auditors’ quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence. In making its evaluation, the Committee shall take into account the opinions of management and the internal auditors. The Committee’s evaluation will include a review of the experience, qualifications and performance of the senior members of the independent auditor’s team, including the engagement partner of the indepen-

dent auditors. The Committee will oversee the rotation of the engagement partner as required by law and will consider whether, in order to assure continuing independent auditor’s independence, there should be regular rotation of the audit firm itself. The Committee will present its conclusions regarding the independent auditors to the Board, and if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditors.

The Committee will set policies for the Company’s hiring of employees or former employees of the independent auditors, particularly in light of the “cooling off period” related to prohibition on employment outlined in Section 10A(l) of the Exchange Act.

The Committee will require the independent auditors to communicate whether or not it is aware of any reportable illegal acts.

The Committee will discuss with the independent auditors matters related to the conduct of the audit as required in Statement on Auditing Standards No. 61. In particular, the Committee will hold discussions with the independent auditors on:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(c)	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

The Committee will discuss the following with independent auditors:

(a)	the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management;

(b)	the management letter provided by the independent auditors and the Company’s response to that letter; and

(c)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Other Responsibilities

In furtherance of the objectives reflected in this Committee Charter, the Committee will adopt, to the extent that it deems necessary or appropriate, Committee Guidelines.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

Proxy	COMPANY #

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Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.		Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website.		Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.

The undersigned, having received the Notice of Meeting and Proxy Statement dated December 3, 2004, and Annual Report for 2004, hereby appoints J. M. Barth and J. P. Kennedy, and each of them, proxies with power of substitution to vote for the undersigned at the annual shareholders’ meeting of Johnson Controls, Inc., on January 26, 2005, and at any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.	This proxy when properly executed will be voted in the manner directed therein by the undersigned. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 18, 2004. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

Please Detach Here

2005 Annual Meeting – January 26, 2005
The Board of Directors recommends a vote FOR items 1 and 2.							FOR	AGAINST	ABSTAIN
			FOR ALL	WITHHOLD FROM ALL	2.	Approval of PriceWaterhouseCoopers as independent auditors for 2005.	☐	☐	☐
1.	Election of Directors		☐	☐
	01	Natalie A. Black				If no direction is made, this proxy will be voted FOR all nominees listed in items 1 and 2, and in the discretion of the proxies, upon other such matters which may properly come before the meeting or any adjournments thereof.
	02	Robert A. Cornog
	03	William H. Lacy
	04	Stephen A. Roell
	EXCEPTIONS				[Important information contained on reverse side; please read.]

	To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.				Dated:
☐ Check this box if address change, and indicate correction below:

Please sign in box above.
Please sign name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

JOHNSON CONTROLS, INC.
PROXY
2005 Annual Meeting – January 26, 2005

This proxy allows you to vote shares you own as a Registered Holder and in any of the following retirement or savings and investment plans.

If you are a participant in the Bridgewater LLC Savings and Investment Plan, the Johnson Controls World Services Retirement Savings Plan, the Johnson Controls, Inc. Savings and Investment Plan, the Technotrim Savings and Investment Plan, the Trimmasters Savings and Investment Plan, the Johnson Controls, Automotive Systems Group Production Employees’ Savings and Investment Plan, the Commercial North America Account Level Employees Plan, the Johnson Controls Interior PERT Plan, or the Johnson Controls IFM Commercial North America Account Level Employees Retirement Savings Plan, this proxy card entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

The shares credited to your account in any above-referenced plan will be voted as directed. If no direction is made, if the card is not signed, or if the card is not received by January 20, 2005, the plan shares credited to your account will be voted in the same proportion as directions received from participants.

The shares you hold as a Registered Holder will be voted as directed. If you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether an agenda item is approved or rejected.

If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.